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                            BIOSPHERICS INCORPORATED

                                 -------------

                                 EXHIBIT 10.6


                       RESTATED STOCK REDEMPTION AGREEMENT


     THIS AGREEMENT made and entered into this 15TH day of JANUARY, 1996 between BIOSPHERICS INCORPORATED, a corporation organized under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), and GILBERT V. LEVIN and M. KAREN LEVIN (hereinafter referred to as the "Shareholders"). This agreement takes effect upon the death of Gilbert V. Levin or M. Karen Levin whichever shall occur last.

     WITNESSETH

     WHEREAS, the Corporation is engaged in research, development, products and services in the areas of chemistry, biology, microbiology, occupational health, air and water pollution control, toxicology, wastewater treatment, environmental and medical products, writing, editing, word processing, graphics arts, and information services, and

     WHEREAS, the Shareholders have been highly valued and important employees and Officers of the Corporation and have contributed in great part to the financial success of the Corporation, and

     WHEREAS, the Shareholders currently own shares of the common stock of the Corporation (hereinafter sometimes referred to as the "Shares"), currently in the amount of 1,642,253 Shares, and

     WHEREAS, the Corporation wishes to forestall the possibility of a forced sale of substantial amounts of its shares by the heirs and representatives of the Shareholders in the event of the Shareholders' death, and

     WHEREAS, the Corporation, in return for the valuable services of these Shareholders as employees and Officers of the Corporation, wishes to provide the Shareholders' estate and heirs with a source of funds, at minimal tax cost to the Corporation, in order to prevent anticipated problems to the Shareholders' heirs and representatives in paying Federal estate taxes and other expenses on the event of the Shareholders' death,

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Corporation and the Shareholders hereby agree, each with the other, as follows:

     1.   REDEMPTION AT DEATH.

          (a) The Corporation hereby agrees to purchase and the Shareholders hereby agree that their executors or administrators shall sell such shares of the Corporation as are provided for in this Agreement.

          (b) Except as limited in Section 1(d) of this Agreement, the number of shares subject to the requirement of sale and redemption as specified in
Section 1(a) of this Agreement shall be the maximum number of shares, the payment for which will qualify for treatment as a distribution in full payment or exchange for the shares in accordance with the provisions of Section 303 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as "Section 303 of the Code"), as it may be in force and applicable at the time of such sale and redemption , subject, however, to adjustment as provided in
Section 2 of this Agreement. In the event that Section 303 of the Code is not applicable to the estate of the Shareholder at the time of such sale and redemption, this Agreement shall be null and void at that time.

          (c) Within the limitations of Section 1(d) of this Agreement, the amount of shares to be so redeemed shall be determined by the executors or administrators of the Shareholders' estate and shall be certified in writing to the Corporation at its principal office at least ten (10) days before the date of such sale and redemption as determined under Section 2(b) of this Agreement. The Corporation shall have the right to inspect and review the computations made by such executors or administrators in order to determine the accuracy thereof and shall only be required to accept a reasonable computation of the number of shares to be sold and redeemed under this Agreement.

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                            BIOSPHERICS INCORPORATED

                                 -------------

          (d) Notwithstanding the foregoing provisions of this Section 1, the Corporation's obligation to purchase shares from the Shareholders' estate shall be limited to the number of shares that can be purchased under the terms of this Agreement by a gross purchase price of five million dollars ($5,000,000). Purchases of shares in excess of this amount may be made upon the mutual agreement of the Corporation and the Shareholders' executors or administrators.

          (e) This Agreement shall be operative only with respect to sales and redemptions occurring upon and after the death of the Shareholders and shall not be construed to in any way affect or restrict the right or ability of the Shareholders or the Corporation to sell, exchange, gift, dispose of or otherwise transfer any shares of the Corporation during the lifetime of the Shareholders. Further, any sales, exchanges, gifts, dispositions or other transfers of the shares of the Corporation that are made during the Shareholders' lifetimes shall not have any affect on the rights and obligations imposed by this Agreement.

     2.   TERMS AND PRICE.

          (a) The purchase price at which the Corporation shall make payment for the shares sold and redeemed in accordance with Section 1 of this Agreement shall be the average end-of-day closing sale price on the NASDAQ stock exchange for the five (5) consecutive trading days the first day of which precedes by fifteen (15) days the date of such scheduled sale and redemption. Payment of the amounts so determined for redemption of the shares shall be made by the Corporation in cash and closing shall take place at the principal office of the Corporation.

          (b) The redemption of the shares required pursuant to Section 1 of this Agreement shall take place fifteen (15) days after receipt of insurance proceeds; provided, however, that the Corporation and the executors or administrators of the Shareholders' estate may, by mutual agreement, postpone the date for sale and redemption until such later time as may mutually be agreed upon.

          (c) It is further agreed and understood that, in order to correctly compute and determine the amount of shares to be sold and redeemed in accordance with the provisions of Section 1 of this Agreement, it may be necessary to have more than one sale and redemption. In such event, subsequent sales and redemptions shall occur thirty (30) days following the date upon which the executors or administrators of the Shareholders' estate certify in writing to the Corporation that previous redemptions have not redeemed the full number of shares to which Section 1 of this Agreement applies. In no event, however, shall any subsequent redeterminations in the amount of shares to be sold and redeemed in accordance with Section 1 of this Agreement require the Corporation to sell any shares back to the Shareholders' estate or heirs and any shares sold and redeemed in excess of the amounts required in accordance with Section 1 of this Agreement shall not be required to be reissued or returned as a result of any subsequent redeterminations.

     Any such subsequent sales and redemptions shall be made at the terms and price specified in Section 2(a) of this Agreement, except that the price shall be determined by the average end-of-day closing price on the NASDAQ stock exchange for the five (5) consecutive trading days preceding the date scheduled for such subsequent sale and redemption.

     3.   APPLICABILITY OF AGREEMENT.

          (a) This Agreement shall inure to the benefit of and shall be binding upon the Corporation and its successors and assigns, the Shareholders, their personal representatives, heirs and assigns.

          (b) In making the redemption required pursuant to Section 1 of this Agreement, the Corporation shall be required only to redeem shares held by the Shareholders' estate, whether held for distribution to any testamentary trust established by the Shareholders' will, the Shareholders' children, the Shareholders' spouse or any other person. Only shares that qualify for treatment under Section 303 of the Code shall be sold and redeemed. The Shareholders' executors and administrators shall obtain either a private ruling from the Internal Revenue Service or a satisfactory opinion of counsel that the sale and redemption will qualify for treatment under Section 303 of the Code. The shares to be sold and redeemed shall include only shares inherited or passed by devise or descent from the Shareholders and shall not include any shares acquired by purchase or gift.

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                            BIOSPHERICS INCORPORATED

                                 -------------

          (c) Any shares transferred by the Shareholders before death shall not in any way be restricted or affected by this Agreement in the hands of the recipient of such shares whether such shares are transferred for adequate consideration or not and whether such shares are includable in the gross estate of the Shareholders for federal estate tax purposes or not.

          (d) As used herein, the term "executors or administrators" means the executor, executrix, executors or administrator or administrators with the will annexed for the time in office.

     4.   FUNDING.

          In order to insure that adequate funds will be available from the Corporation's general assets to make the purchase of shares required by this Agreement, the Corporation hereby agrees to maintain life insurance on the life of the Shareholders and to maintain such life insurance for the duration of the Shareholders' lives. The face amount of insurance to be purchased and maintained shall be at least five million dollars ($5,000,000). The Corporation may, in the discretion of the Board of Directors, purchase additional insurance to the extent necessary to provide adequate funds to enable the Corporation to make the redemption required by this Agreement. The Shareholders agree to cooperate and assist in all respects in the purchase and maintenance of such insurance and further agrees to take any physical examinations or complete any applications necessary for such insurance to be purchased. Any such insurance purchased shall be owned and every right thereunder shall be exercisable solely by the Corporation.

     5.   INSUFFICIENT CORPORATE SURPLUS.

          If the Corporation does not have sufficient surplus to permit it lawfully to purchase all the shares required to be purchased under this Agreement, the Stockholders; executors or administrators shall promptly take such measures to vote the shares in order to adjust the par value of the Corporation's common stock and the capital of the Corporation or to take such other steps as may be appropriate or necessary in order to enable the Corporation lawfully to purchase and pay for all of the shares so offered for sale and so required to be purchased, including by way of illustration and not by way of limitation, and up-to-date appraisal of the assets of the Corporation.

     6.   SPECIFIC PERFORMANCE.

          (a) The parties hereby declare that it is impossible to measure in money the damages that will accrue to the Corporation and to the Shareholders, their estate or heirs, by reason of a failure to perform any of the obligations of this Agreement. Therefore, if any action or proceeding is instituted to enforce provisions of the Agreement, any person (including the Corporation) against whom such action or proceeding is brought hereby waives the claim or defense therein that such plaintiff has an adequate remedy at law and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

          (b) Notwithstanding Section 6(a) of this Agreement, if performance of this Agreement would result in the bankruptcy or insolvency of the Corporation, then Section 6(a) of this Agreement shall be null and void.

     7.   NOTICES.

          Any notice required or permit to be given under the terms of this Agreement shall be transmitted in writing and mailed, by certified or registered mail, return receipt requested, to the person to whom such notice is given.

          Unless a party hereto shall notify the other party of a change of address, the address of each such party for purposes of notification shall be as follows:

                    The Corporation:
                         Biospherics Incorporated
                         12051 Indian Creek Court
                         Beltsville, MD 20705

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                            BIOSPHERICS INCORPORATED

                                 -------------

                    The Shareholders:
                         Dr. Gilbert V. Levin and M. Karen Levin
                         3180 Harness Creek Road
                         Annapolis, MD 21403

          8.   SEPARABILITY.

               The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          9.   ENTIRE AGREEMENT.

               This instrument contains the entire Agreement concerning stock redemption between the parties hereto; all prior negotiations and understandings between the parties hereto are superseded by this Agreement including the Stock Redemption Agreement dated August 16, 1978 as amended.

          10.  ARBITRATION.

               Should any dispute arise with respect to the rights and obligations of the parties under this Agreement, the dispute shall be submitted to arbitration proceedings conducted in accordance with the rules of the American Arbitration Association. The Shareholders' executors or administrators and the Corporation shall each choose an arbitrator and the two arbitrators so chosen shall select a third. If the two arbitrators cannot agree on a third arbitrator within thirty (30) days from the selection of the second arbitrator, the American Arbitration Association shall appoint the third arbitrator who shall serve as chairman of the arbitral tribunal. Such tribunal shall have the power to examine the parties to the arbitration dispute and all private books and records of such parties, as well as to call and examine witnesses and to receive evidence. Each party shall bear the cost of his own counsel.

          11.  WAIVER.

               A waiver of any breach of this Agreement shall not be a waiver of any subsequent, similar or dissimilar, breach of any provision hereof.

          12.  GOVERNING LAW.

               This Agreement is executed in the State of Maryland and shall be governed and construed under the laws of the State of Maryland.

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                            BIOSPHERICS INCORPORATED

                                 -------------

          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf, and its Corporate Seal to be hereto affixed, by its duly appointed Officers and the Shareholders have set their hand and seal to this Agreement, all as of this date first written above.


                                               BIOSPHERICS INCORPORATED
                                               BOARD OF DIRECTORS


ATTEST                                  By:
       -----------------------              --------------------------------
                                               Lionel V. Baldwin, Chair
                                               Compensation Committee


ATTEST
       -----------------------          ------------------------------------
                                        Gilbert V. Levin


ATTEST
       -----------------------          ------------------------------------
                                        M. Karen Levin

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